Exhibit 99.1

OMNIVISION DOUBLES SIZE OF IMAGE SENSOR PATENT PORTFOLIO

SANTA CLARA, Calif., — April 1, 2011 — OmniVision Technologies, Inc. (NASDAQ: OVTI), a leading developer of advanced digital imaging solutions, today announced the purchase of approximately 850 image sensor-related patents and patent applications from Eastman Kodak Company for $65.0 million in a cash transaction. The transaction was completed on March 31, 2011.

“We are pleased with the opportunity to double the size of our intellectual property portfolio for CMOS image sensors and to reinforce our leadership role in the advancement of image sensor technologies and solutions,” said Shaw Hong, chief executive officer of OmniVision Technologies, Inc. “Market research projections for a number of our target markets suggest that demand for CMOS-based imaging solutions is anticipated to triple or quadruple over the next few years.  This patent purchase further solidifies our commitment to technology leadership in this fast growing market.”

The purchased patent portfolio comprises approximately 850 U.S. and foreign patents and patent applications.  The intellectual property includes numerous granted patents of key CMOS technologies covering early and fundamental CMOS image sensor work; improvements on foundational architectures, including new features and functions; and next generation performance improvements, miniaturization and cost reduction technologies.

About OmniVision

OmniVision Technologies (NASDAQ: OVTI) is a leading developer of advanced digital imaging solutions. Its award-winning CMOS imaging technology enables superior image quality in many of today’s consumer and commercial applications, including mobile phones, notebooks and webcams, entertainment devices, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Find out more at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements relating to projections or expectations regarding future demand or market growth are forward-looking statements. These forward-looking statements are based on management’s current expectations which reflect, in part, certain third-party opinions, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the impact of general economic conditions; the Company’s ability to accurately forecast customer demand for its products; fluctuations of wafer manufacturing yields, manufacturing capacity and other manufacturing processes; the continued growth and development of current markets and the emergence of new markets in which the Company sells, or may sell, its products; the market acceptance of products into which the Company’s products are designed; the development, production, introduction and marketing of new products and technology; the acceptance of the Company’s products in such current and new markets; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and recent Quarterly Reports on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.

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Media Contact:	Company Contact:	Investor Relations:
Martijn Pierik	Scott Foster	Brian M. Dunn
Impress Public Relations	OmniVision Technologies	OmniVision Technologies
602.366.5599	408.567.3077	408.653.3263

martijn@impress-pr.com	sfoster@ovt.com	invest@ovt.com